Exhibit 10.1

EXECUTION COPY

SETTLEMENT AND RELEASE AGREEMENT

THIS SETTLEMENT AND RELEASE AGREEMENT (the “Agreement”) is made and entered into as of April 7, 2008 (the “Effective Date”) by and between Repligen Corporation, a Delaware corporation having offices at 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453, The Regents of the University of Michigan having offices at 1214 S. University Ave., 2nd Floor, Ann Arbor, MI 48104 and Bristol-Myers Squibb Company, a Delaware corporation having offices at Route 206 & Province Line Road, Princeton, NJ 08543.

RECITALS

WHEREAS, BMS has commercialized the drug product ORENCIA® (Abatacept) that contains a fusion protein that consists of the extracellular domain of human CTLA4 linked to the modified Fc portion of human immunoglobulin G1, for therapeutic use in humans;

WHEREAS, UM and Repligen own and/or control certain patent rights relating to CTLA4 and its therapeutic use;

WHEREAS, in connection with the settlement of the Pending Action, BMS wishes to obtain license rights under certain patent rights owned and/or controlled by Licensors for certain products, including but not limited to Abatacept and products containing Abatacept;

WHEREAS, UM and Repligen are willing to grant and consent to (to the extent the consent of either is required) the license rights to BMS on the terms and conditions set forth below;

WHEREAS, Repligen and UM filed the Pending Action against BMS in the United States District Court for the Eastern District of Texas, Case No. 2:06-cv-4-TJW, alleging claims relating to infringement of U.S. Patent No. 6,685,941;

WHEREAS, BMS denied infringing U.S. Patent No. 6,685,941 due to invalidity, unenforceability, and/or contractual rights; and

WHEREAS, Repligen, UM and BMS desire to enter an agreement to settle the Pending Action and resolve any and all patent infringement disputes related to the Pending Action in order to avoid further litigation risks and expenses and to seek an amicable and final business resolution and settlement of the Pending Action.

NOW, THEREFORE, in consideration of the above premises which are an integral part of this Agreement and incorporated fully herein, and the promises and the mutual covenants recited herein, the Parties agree as follows.

ARTICLE 1

DEFINITIONS

The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth below or, if not listed below, the meaning designated in places throughout this Agreement.

1.1 “Affiliate” means any Person that (directly or indirectly) through one or more intermediaries, controls, is controlled by, or is under common control with the Party specified. For the purposes of this definition, “control” shall mean the possession, direct or indirect, of the power to cause the direction of the management and policies of a Person, whether through ownership of fifty percent (50%) or more of the voting securities of such Person, by contract or otherwise.

1.2 “Belatacept” means the fusion protein known as Belatacept (also known as LEA29Y), and any pharmaceutical product containing such protein.

1.3 “BMS” means Bristol-Myers Squibb Company.

1.4 “BMS Released Parties” and “BMS Releasor” means BMS’s agents, servants, attorneys, employees, officers, directors, Affiliates, predecessors, successors, assigns, licensors, transferees (including but not limited to Sublicensees), representatives and all persons and entities acting by, through, under, or in concert with them or any of them (but excluding Licensor or any Licensor Releasor to the extent that such Licensor or Licensor Releasor would otherwise become a BMS Released Party or BMS Releasor by virtue of a right or license granted in or pursuant to this Agreement).

1.5 “Business Day” or “business day” means a day other than Saturday, Sunday or any day on which commercial banks located in New York, New York are authorized or obligated by applicable laws to close.

1.6 “Calendar Quarter” means each three month period commencing January 1, April 1, July 1 and October 1 of each year during the term of this Agreement.

1.7 “Calendar Year” means each successive period of 12 months commencing on January 1 and ending on December 31.

1.8 “Combination Product” means a Product that includes at least one additional active ingredient (whether coformulated or copackaged) (which is not a protein as defined in Section 1.28 below) in addition to the protein as defined in Section 1.28. Drug delivery vehicles, adjuvants, and excipients shall not be deemed to be “active ingredients”, except in the case where such delivery vehicle, adjuvant, or excipient is recognized by the FDA as an active ingredient in accordance with 21 CFR 210.3(b)(7).

1.9 “Controlled” or “Controls” means, with respect to any Patent, possession by a Licensor of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to grant a license or sublicense or covenant not to sue under such Patent to BMS as provided for herein without violating the terms of any agreement in effect as of the Effective Date with any Third Party.

1.10 “CTLA4” means cytotoxic T lymphocyte-associated antigen 4.

1.11 “Dollar” or “$” means the lawful currency of the United States.

1.12 “Effective Date” shall have the meaning set forth in the preamble of this Agreement.

1.13 “Field” means the diagnosis, treatment, control or prevention of any human disease, disorder or condition.

1.14 “GAAP” means U.S. Generally Accepted Accounting Principles.

1.15 “HHMI” means the Howard Hughes Medical Institute.

1.16 “Licensed CTLA4 Product” means (i) any protein (including a fusion protein) that contains all or a portion of the extracellular domain of CTLA4, (ii) any other soluble CTLA4 molecule and (iii) CTLA4 antibodies; and any pharmaceutical product containing any of the foregoing. For clarity, “Licensed CTLA4 Product” includes without limitation Belatacept and Product.

1.17 “Licensed Patents” means the Thompson Patent Rights and the Other Patents.

1.18 “Licensor” means each of Repligen and UM individually. “Licensors” means Repligen and UM collectively.

1.19 “Licensor Releasor” and “Licensor Released Parties” means for each Licensor, their respective agents, servants, attorneys, employees, officers, directors, Affiliates, predecessors, successors, assigns, licensors, transferees, representatives and all persons and entities acting by, through, under, or in concert with them or any of them (but excluding BMS or any BMS Releasor to the extent that BMS or such BMS Releasor would otherwise become a Licensor Released Party or Licensor Releasor by virtue of a right or license granted in or pursuant to this Agreement).

1.20 “Navy” means individually and collectively the United State Department of the Navy, the Naval Medical Research Center and/or The United States of America as represented by the Secretary of the Navy.

1.21 “Navy License Agreement” means the Exclusive License Agreement between Repligen and the United States Department of the Navy at the Naval Medical Research Center (signed by Repligen on December 19, 2003) relating to U.S. Patent Application 08/385,194 and any amendments thereto.

1.22 “Net Sales” means, as to each Calendar Quarter, the gross invoiced sales prices charged for all Product sold in the U.S. during such Calendar Quarter, by or for BMS, its Affiliates and Sublicensees to Third Parties, after deduction (if not already deducted in the amount invoiced and only to the extent that such sums are otherwise included in the gross invoiced sales price) of the following items actually incurred by BMS, its Affiliates or Sublicensees during such Calendar Quarter with respect to such sales of Product in that Calendar Quarter:

(a) trade, cash, and/or quantity discounts, retroactive price reductions, charge-back payments and rebates actually taken and allowed, including discounts or rebates to governmental or managed care organizations;

(b) credits or allowances given or recorded for rejection or return of previously sold Product (including, without limitation, returns of Product in connection with recalls or withdrawals);

(c) any tax, tariff, duty or government charge (including any tax such as a value added or similar tax or government charge other than an income tax) levied on the sale, transportation or delivery of a Product and borne by the seller thereof without reimbursement from any third party;

(d) freight out, postage, shipping and insurance charges for delivery of such Product if separately set out on the invoice; and

(e) amounts written off by reason of uncollectible debt.

Net Sales and all of the foregoing deductions from the gross invoiced sales prices of Product shall be determined in accordance with BMS’s standard accounting procedures and in accordance with GAAP. In the event that BMS, its Affiliates or Sublicensees make any adjustments to such deductions after the associated Net Sales have been reported pursuant to this Agreement, the adjustments shall be reported and reconciled with the next report and payment of any royalties due under Article 4. A Product shall be considered “sold” when it is invoiced, shipped or paid for, whichever shall occur first.

In the case of any Combination Product sold in the U.S., Net Sales for such Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where A is the invoice price of the Product if sold separately without the other active ingredient(s), and B is the total invoice price of the other active ingredient(s) in the Combination Product, if sold separately. If such other active ingredient(s) in the Combination Product are not sold separately, Net Sales for the purpose of determining royalties of the Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/D, where A is the invoice price of the Product if sold separately, and D is the invoice price of the Combination Product. If neither the Product nor such other active ingredient(s) is sold separately, the Parties shall in good faith, determine Net Sales for such Combination Product by mutual agreement.

For avoidance of doubt, Net Sales shall be determined as set forth above based on sales of the Product in the U.S. only. Sales of Product outside of the U.S. shall not be included in the determination of Net Sales.

1.23 “Other Patents” means, with respect to each Licensor, all Patents Controlled by such Licensor as of the Effective Date, other than the Thompson Patent Rights, upon which such Licensor (or any Third Party obtaining rights to such Patents) could assert, now or in the future, a claim of infringement based on the manufacture, use, sale, offer for sale, exportation and/or importation of any Licensed CTLA4 Product. For clarity, Other Patents shall include: (i) all Patents filed after the Effective Date which claim priority to any of the foregoing Patents, to the extent they cover subject matter disclosed and/or claimed in the foregoing Patents; and (ii) any patent(s), other than the Thompson Patent Rights, issuing anywhere in the world from any application (including, but not limited to, divisionals, continuations, continuations-in-part and renewals) that (1) is pending on or after the Effective Date and (2) claims priority (directly or indirectly) to the application from which U.S. Patent No. 6,685,941 issued or any application to which U.S. Patent No. 6,685,941 claims priority, wherein the manufacture, use, sale, offer for sale, exportation and/or importation of any Licensed CTLA4 Product would infringe an issued claim or claims thereof.

1.24 “Party” means either Repligen, UM or BMS. “Parties” means collectively Repligen, UM and BMS.

1.25 “Patents” means (a) patents and patent applications in any country or jurisdiction, (b) all direct and indirect priority applications, divisionals, continuations, and continuations-in-part of any of the foregoing, and (c) all patents issuing on any of the foregoing patent applications; together with all registrations, reissues, renewals, re-examinations, confirmations, supplementary protection certificates and extensions, and applications therefor, of any of (a), (b) or (c).

1.26 “Pending Action” means the action pending as of the Effective Date between the Parties in the United States District Court for the Eastern District of Texas, Case No. 2:06-cv-4-TJW, relating to U.S. Patent No. 6,685,941.

1.27 “Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture company, governmental authority, association or other entity.

1.28 “Product” means a fusion protein that contains the extracellular domain of the human CTLA4, where such protein binds to CD80 (B7-1) and/or CD86 (B7-2), and any pharmaceutical product that contains such a protein in any form, formulation, dosage or presentation. Pharmaceuticals that contain the same active ingredient shall be considered the same “Product” as one another even if marketed for different indications. Product shall exclude Belatacept and pharmaceutical products containing Belatacept. Product shall include Abatacept and the pharmaceutical product containing Abatacept being sold by BMS under the trademark ORENCIA®.

1.29 “Prosecution and Maintenance” means (a) preparing, filing and prosecuting patent applications (including, but not limited to, reissue, reexamination, continuation, continuation-in-part, divisional, and substitute applications and any foreign counterparts thereof, and extensions of the foregoing); (b) maintaining patent applications and patents; and (c) managing interferences, oppositions or similar administrative proceedings relating to any of the foregoing, and any civil action relating to the inventorship, validity or patentability of a patent or patent application that does not include a claim of patent infringement (including, but not limited to, the preparation and filing of all documents and participation in all oral hearings in connection with all the foregoing).

1.30 “Repligen” means Repligen Corporation and its Affiliates.

1.31 “Royalty Term” means the period beginning on January 1, 2008 and ending on the earlier of (i) December 31, 2013 or (ii) at such time that all claims of U.S. Patent No. 6,685,941 have been disclaimed, abandoned, lapsed or dedicated to the public or held revoked, unenforceable, unpatentable or invalid (whether through reexamination, reissue, opposition or otherwise) by a decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal, provided that such decision does not result from any action taken by BMS or any Person acting on the behalf of, with the assistance of, or in concert with BMS.

1.32 “Sublicensee” means any Third Party which is sublicensed by BMS or any of its Affiliates to market and sell Product, but shall not include any wholesaler or distributor.

1.33 “Territory” means the entire world.

1.34 “Third Party” means any Person other than Repligen and its Affiliates, UM and BMS and BMS’s Affiliates.

1.35 “Thompson Patent Rights” means (i) U.S. Patent No. 6,685,941 issued February 3, 2004; (ii) any foreign counterpart of U.S. Patent No. 6,685,941, (iii) any patent(s) issuing anywhere in the world from any application (including, but not limited to, divisionals, continuations, continuations-in-part and renewals) claiming priority (directly or indirectly) to U.S. Patent No. 6,685,941, PCT/US93/03155, PCT/US94/06701, U.S. Ser. No. 08/385,194, U.S. Ser. No. 08/076,071, U.S. Ser. No. 12/044,679 and/or U.S. Ser. No. 10/714,055; (iv) any patents that are reissues, reexaminations, extensions, or foreign counterparts of any of the foregoing; and (v) any application from which any of the foregoing patents issue; in each case for clauses (ii) through (v), to the extent that such application or patent covers the manufacture, use, sale, offer for sale, exportation and/or importation of any Licensed CTLA4 Product.

1.36 “UM” means The Regents of the University of Michigan.

1.37 “U.S.” and “United States” means the United States of America, including its territories and possessions.

1.38 “Written Approval Letter” means the written letter agreement between Repligen and the Navy dated April 7, 2008.

ARTICLE 2

LICENSE GRANT, SETTLEMENT AND RELEASE

2.1 License. Subject to the terms and conditions of this Agreement, Repligen hereby grants to BMS an exclusive, worldwide license, with the right to grant sublicenses (in accordance with Section 2.2), under the Thompson Patent Rights and the Other Patents to make, have made, use, sell, have sold, offer for sale, import and/or export Licensed CTLA4 Product (including but not limited to Product and Belatacept) in the Territory in the Field. Subject to the terms and conditions of this Agreement, UM hereby grants, except to the extent that it has already granted such rights to Repligen (in which case UM hereby consents to the foregoing grant of rights by Repligen to BMS), to BMS an exclusive, worldwide license, with the right to grant sublicenses (in accordance with Section 2.2), under the Thompson Patent Rights and the Other Patents to make, have made, use, sell, have sold, offer for sale, import and/or export Licensed CTLA4 Product (including but not limited to Product and Belatacept) in the Territory in the Field, provided that such license granted by UM under the Other Patents shall be limited to such rights as UM Controls as of the Effective Date.

2.2 Right to Grant Sublicenses. BMS shall have the right to grant, to BMS’s Affiliates and to Third Parties (including but not limited to Sublicensees), sublicenses of the rights granted under Section 2.1 in all or part of the Territory (including on a country-by-country basis); provided that in the case of sublicenses with respect to Product: (a) BMS shall be responsible for the payment of all royalties payable based on the Net Sales of each Product sold by a Sublicensee in accordance with Article 3, (b) any such sublicense shall include (i) a provision granting to BMS audit rights similar to Licensor’s audit rights under Section 4.4 of this Agreement, which rights BMS agrees to exercise for Licensor at Licensor’s request, direction, and expense and (ii) provisions commensurate in scope with Sections 2.4(b), 5.3 and 5.4 of this Agreement, and (c) any such sublicense shall be subject to the reservations in Section 2.6 and 2.7.

2.3 Release and Non-Assertion by Licensors.

(a) In consideration of and subject to the terms and conditions of this Agreement and effective immediately after receipt into Repligen’s account of the funds subject to the wire payment referred to in Section 3.1 below, each Licensor, on behalf of itself and its Licensor Releasors, hereby releases BMS and the BMS Released Parties from any and all claims, demands and rights of action that such Licensor and its Licensor Releasors may have on account of any infringement of any Licensed Patent Controlled by such Licensor (including but not limited to the Thompson Patent Rights) that occurred prior to the Effective Date as a result of the manufacture, use, offer for sale, sale, exportation and/or importation of Licensed CTLA4 Product.

(b) In consideration of and subject to the terms and conditions of this Agreement and effective immediately after receipt into Repligen’s account of the funds subject to the wire payment referred to in Section 3.1 below, each Licensor, on behalf of itself and its Licensor Releasors, covenants not to either directly or indirectly make, file or maintain any claim, demand, lawsuit, action or cause of action, of whatever kind or character, in law or in equity (collectively, a “Claim”) against BMS or any BMS Released Parties, jointly or severally, which Claim asserts that the manufacture, use, sale, offer for sale, import and/or export of Licensed CTLA4 Product infringes any claim of a Licensed Patent Controlled by such Licensor (including but not limited to the Thompson Patent Rights).

(c) In consideration of and subject to the terms and conditions of this Agreement and effective immediately after receipt into Repligen’s account of the funds subject to the wire payment referred to in Section 3.1 below, each Licensor, on behalf of itself and its Licensor Releasors, hereby forever releases BMS and the BMS Released Parties from any and all claims asserted, or that could have been asserted, in the Pending Action.

2.4 Release and Non-Assertion by BMS.

(a) In consideration of and subject to the terms and conditions of this Agreement and effective immediately after receipt into Repligen’s account of the funds subject to the wire payment referred to in Section 3.1 below, BMS, on behalf of itself and its BMS Releasors, hereby releases Licensors and the Licensor Released Parties from any and all claims, demands and rights of action that BMS and its BMS Releasors may have related to the Thompson Patent Rights that arose prior to the Effective Date.

(b) In consideration of and subject to the terms and conditions of this Agreement and effective immediately after receipt into Repligen’s account of the funds subject to the wire payment referred to in Section 3.1 below, BMS, on behalf of itself and its BMS Releasors, covenants not to either directly or indirectly make, file or maintain any claim, demand, lawsuit, action or cause of action, of whatever kind or character, in law or in equity, (including by way of example litigation or administrative proceedings such as reexamination or opposition), challenging the validity or patentability of U.S. Patent 6,685,941 (collectively, a “Patent Challenge”), or assist or act in concert with any Third Party making any such Patent Challenge.

(c) In consideration of and subject to the terms and conditions of this Agreement and effective immediately after receipt into Repligen’s account of the funds subject to the wire payment referred to in Section 3.1 below, BMS, on behalf of itself and the BMS Releasors, hereby forever releases Licensors and the Licensor Released Parties from any and all claims asserted, or that could have been asserted, in the Pending Action.

2.5 Stipulation Of Dismissal. Repligen, UM and BMS shall, within three (3) business days after payment is made pursuant to Section 3.1 below, cause their respective counsel to execute and file in the Pending Action a stipulation of dismissal of all claims and counterclaims with prejudice, pursuant to Rule 41(a), Fed. R. Civ. P., in the form attached hereto as Exhibit A. Each Party shall bear its own costs and fees associated with the Pending Action and no request, motion, petition or otherwise for such fees and/or costs shall be made to the court with respect to the Pending Action.

2.6 Reservation of Rights for the Navy. Licensors reserve for the Navy the rights retained by the Navy in accordance with the terms with the Navy License Agreement as modified by the Written Approval Letter. For clarification, such rights reserved by the Navy are solely with respect to and solely to the extent of the Navy’s ownership interest in the “Licensed Patent”, as such term is defined in the Navy License Agreement, and in no way do any reserved or other rights of the Navy extend to rights in connection with patents or patent applications owned or controlled by BMS outside this Agreement.

2.7 Reservation of Rights for HHMI. Licensors reserve the right for HHMI, solely to the extent that UM has an obligation to reserve such rights for HHMI with respect to such patent rights, to use the Thompson Patent Rights and Other Patents for research and other non-commercial purposes only, without the right to assign or sublicense such right. For avoidance of doubt, no rights are granted expressly or by implication under this Section 2.7 by BMS under any patent rights owned or controlled by BMS (other than such reserved rights under the Thompson Patent Rights and Other Patents).

2.8 No Grant of Rights by BMS. It is expressly understood and agreed that nothing in this Agreement shall be construed as a grant to anyone of any rights under any patents owned or controlled by BMS or to require BMS to grant any such rights in the future.

ARTICLE 3

PAYMENTS AND ROYALTIES

3.1 Payments. Within five (5) business days after the Effective Date, BMS shall pay to Repligen a payment in the amount of five million dollars ($5,000,000).

3.2 Royalty Payments. In consideration of the licenses granted herein, and subject to the other provisions of this Agreement, BMS shall pay to Repligen royalties based on the Net Sales of each Product sold during the Royalty Term. The royalty payable with respect to each particular Product shall be based on the level of aggregate annual Net Sales of such Product in a given Calendar Year period by BMS, its Affiliates and Sublicensees, with the royalty rate tiered based upon the level of such aggregate Net Sales in such Calendar Year period as follows:

1.8% of annual Net Sales less than or equal to $500 million;

2% of annual Net Sales greater than $500 million and less than or equal to $1 billion;

4% of annual Net Sales greater than $1 billion.

Royalties shall be calculated using the applicable royalty rate or rates set out above and shall be determined based on the annual Net Sales of the Product for the Calendar Year in question, and shall be paid at the rate applicable to the portion of Net Sales within each of the above Net Sales tiers during such Calendar Year. By way of example, for a Product in a given Calendar Year period, if the total Net Sales of such Product in such Calendar Year period is $1.2 billion, the royalty payable by BMS to Repligen will be (1.8% x $500 million) + (2% x $500 million) + (4% x $200 million) = $27 million.

3.3 Sales To or Between BMS, its Affiliates and Sublicensees. No royalties shall be paid upon sales or transfer of Product to or between any of BMS, its Affiliates, and Sublicensees for further sale, provided that in such case royalties shall be owed upon such further sale of Product in the U.S. by BMS, its Affiliates or Sublicensees to the first independent Third Party.

3.4 No Credit Against Royalties. BMS shall not be entitled to deduct any portion of royalties paid to any third party from the royalties due to Repligen pursuant to this Agreement for any reason.

3.5 One Royalty. Only one royalty shall be payable under this Agreement with respect to the same unit of Product.

3.6 Expanded Access and Donations. No royalties shall accrue on the disposition of Product in reasonable quantities by BMS, its Affiliates or Sublicensees for promotional purposes, as part of an expanded access program or as part of Phase 4 clinical trials or as donations to non-profit institutions or government agencies, except, in each case, to the extent that BMS, its Affiliate or Sublicensees receives payment for such Product.

3.7 Royalty Term. BMS shall have no obligation to make any royalty payments or other payments to Repligen with respect to Net Sales prior to the start of the Royalty Term. For Net Sales after the end of the Royalty Term, BMS will have no further obligation to make any royalty payments to Repligen under this Agreement and the royalty-bearing licenses and rights granted to BMS by Licensors under this Agreement shall then become fully paid-up and irrevocable, provided that all royalty payments due during the Royalty Term have been paid and the Agreement has not been terminated by any Party prior to the end of the Royalty Term, subject to Article 7.

ARTICLE 4

RECORDS, REPORTS AND PAYMENTS

4.1 Reports. Within forty-five (45) days after the end of each Calendar Quarter, BMS shall furnish to Repligen a written report with respect to the sales of all Product in the U.S. during such Calendar Quarter by BMS, its Affiliates and Sublicensees. Such report shall include (i) the Net Sales and the amount of gross receipts of Product broken down by Product and seller (i.e., BMS, each Affiliate and each Sublicensee) and (ii) the determination of royalty owed (as specified in Article 3) on Net Sales of Product; provided that, in the case where the Effective Date is after March 31, 2008, for Net Sales of Product that occurred during the period of January 1, 2008 through March 31, 2008 (the “First Quarter”), such report for such Net Sales shall be furnished to Repligen within the later of (x) forty-five (45) days after the end of such First Quarter or (y) twenty (20) Business Days after the Effective Date.

4.2 Manner of Payment. Concurrently with each report pursuant to Section 4.1, BMS shall make the royalty payment then due to Repligen. All payments under this Agreement shall be in Dollars and, unless otherwise agreed in writing, shall be made by wire transfer of immediately available funds to:

Citibank, 111 Wall Street, New York, NY

ABA # 021000089

A/C Bear Stearns

A/C # 09253186

Sub A/C : Repligen Corporation

Sub A/C # 220-12132

or such account of Repligen in such bank as Repligen may from time to time designate in writing. All royalty payments shall be free and clear of any taxes, duties, levies, fees or charges.

4.3 Interest. All royalty payments not made when due shall bear interest, calculated from the date such payment was due, at the annual rate of the Bank Prime Loan rate in effect on the date such payment was due plus two percent (2%), as quoted in Federal Reserve Bulletin H.15 or a successor bulletin thereto, from time to time.

4.4 Records. BMS shall keep and shall cause its Affiliates and Sublicensees to keep true, complete and accurate records of all sales of all Product in accordance with GAAP and in sufficient detail to permit Repligen to confirm the accuracy and completeness of BMS’s royalty payments. At Repligen’s request and expense, BMS shall permit, not more than once in a twelve (12) month period, an independent certified public accountant, appointed by Repligen and acceptable to BMS, to examine (and copy to the extent reasonably necessary), at BMS’s principal place of business, upon reasonable notice and at reasonable times and upon such accountant executing an appropriate confidentiality agreement with BMS, such records, solely to the extent necessary to verify the accuracy and completeness of BMS’s royalty payments. BMS shall be responsible for providing access to such records that in the ordinary course of business are in the possession or control of its Affiliates and Sublicensees. Such examination shall be limited to a period of time no more than three (3) years immediately preceding the request for examination. The report of any such examination shall be made simultaneously to Repligen and BMS and shall simply report the amount, if any, by which BMS has overpaid or underpaid its royalty payments and an explanation of how or why the overpayment or underpayment occurred. If such public accountant correctly concludes that BMS’s royalty payments are in error such that royalties to Repligen were underpaid, then BMS shall promptly (in any event within 20 Business Days) pay the deficiency plus interest pursuant to Section 4.3 to Repligen; and if royalties to Repligen were underpaid by more than seven-and-a-half percent (7.5%) of the total royalty obligation, then BMS shall additionally reimburse Repligen for its reasonable costs incurred in examining such records. Any overpayments by BMS in the three (3) year period immediately preceding the request for such examination shall be fully creditable against amounts payable in subsequent payment periods. If no such amounts become payable following the delivery of such report or if such amounts cannot be credited against amounts payable in subsequent payment periods owing to expiration or termination of this Agreement, then no refund shall be due. In no event shall BMS be entitled to any credit for any overpayment of royalties that occurred prior to such three (3) year period.

ARTICLE 5

REPRESENTATIONS, WARRANTIES, AND DISCLAIMERS

5.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that: (i) it has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement; (ii) execution of this Agreement and the performance by such Party of its obligations hereunder have been duly authorized; (iii) this Agreement is legally binding and enforceable on each Party in accordance with its terms; and (iv) the performance of this Agreement by it does not create a breach or default under or conflict with any other agreement or obligation to which it is a Party, or violate any applicable law, order, rule or regulation.

5.2 Representations and Warranties of Licensor. Each Licensor represents and warrants to BMS that:

(a) it has the full right, power, and corporate authority to enter into this Agreement and to make the covenants and grant the rights and licenses set forth in this Agreement, and that this Agreement is enforceable against it in accordance with its terms;

(b) UM and the Navy are the joint owners of all right, title, and interest in and to U.S. Patent No. 6,685,941;

(c) Repligen is the exclusive licensee with respect to Thompson Patent Rights and Licensors jointly have the full legal right, power and ability to extend the rights and grant the exclusive licenses in, to and for the Thompson Patent Rights to BMS as set forth in this Agreement;

(d) Licensor is not a party to any agreement or other binding commitment or obligation of any kind, the terms of which (i) conflict with the covenants and obligations of Licensor under this Agreement or the rights granted by Licensor to BMS under this Agreement or (ii) derogates from the rights granted by Licensor to BMS in this Agreement or the ability of Licensor to perform its covenants and obligations under this Agreement;

(e) except for the exclusive license granted by UM to Repligen, and the rights of HHMI under Section 2.2 of the License Agreement dated July 24, 2000 between Repligen and UM, as of the Effective Date, no Third Party holds any license and/or any option for a license and/or the grant of a covenant not to sue, from UM with respect to the Thompson Patent Rights;

(f) as of the Effective Date, no Third Party holds any license and/or any option for a license and/or the grant of a covenant not to sue, from Repligen with respect to the Thompson Patent Rights,

(g) it will not after the Effective Date enter into any agreements, contracts or other arrangements, or relinquish any rights, that would be inconsistent with or in conflict with or in derogation of BMS’s rights and licenses under this Agreement or Licensor’s obligations under this Agreement, except as provided in Section 8.1 and without limiting Section 8.2;

(h) Craig B. Thompson (co-inventor of U.S. Patent No. 6,685,941) has assigned all of his rights with respect to the Thompson Patent Rights to UM;

(i) Carl H. June (co-inventor of U.S. Patent No. 6,685,941) has assigned all of his rights with respect to the Thompson Patent Rights to The United States of America as represented by the Secretary of the Navy and/or UM;

(j) Repligen and/or UM has entered into enforceable written agreement(s) with the Navy granting to Repligen exclusive rights with respect to the rights and interest of Carl H. June and the Navy with respect to the Thompson Patent Rights which enables Licensors to grant the exclusive license to BMS under this Agreement, subject only to the rights retained by the Navy in accordance with the terms with the Navy License Agreement as modified by the Written Approval Letter;

(k) no Third Party has any rights to enforce the Thompson Patent Rights;

(l) it has not entered into any agreements, or relinquished any rights, related to the Thompson Patent Rights or Other Patents between March 5, 2008 and the Effective Date of this Agreement, with any Third Party, other than the Navy and except as provided in Section 8.1;

(m) it will maintain, fully perform its obligations and will not relinquish any of its rights under any agreements existing as of the Effective Date granting or transferring any rights to it with respect to the Thompson Patent Rights or Other Patents, except as provided in Section 8.1 and without limiting Section 8.2;

(n) with respect to any and all agreements of Licensor through which Licensor has acquired or holds any rights to the Thompson Patent Rights: the rights under each such agreement are and shall remain in full force and effect; Licensor has not committed any act or failed to do any act that would constitute a breach of the agreement or provide any Person with a right to terminate the agreement; and Licensor will provide BMS with any notice of default or deficiency received from any party to the agreement at least 20 days prior to the expiration of any period allowed to cure the default or deficiency, and thereafter BMS shall have the right (but not the obligation or responsibility) to cure the alleged default or deficiency and to deduct any payment made for that purpose from the next royalty payment(s) due to Repligen under Article 3 but only if such default or deficiency is cured through a monetary payment;

(o) prior to the Effective Date it has obtained any necessary approval from HHMI to enter into and grant the rights and licenses to BMS under this Agreement; and

(p) prior to the Effective Date Repligen has provided BMS with a copy of the Written Approval Letter.

5.3 Disclaimer. Nothing in this Agreement is or shall be construed as:

(a) a warranty or representation by Licensor as to the validity, enforceability, or scope of any claim or patent or patent application within the Licensed Patents in the Territory;

(b) subject to the representations and warranties of Licensor under Section 5.2, a warranty or representation by Licensor that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of any patent rights or other intellectual property right of any Third Party;

(c) a grant by Licensor, whether by implication, estoppel, or otherwise, of any licenses or rights, under any patent or patent application, or under any know-how or other right, other than that expressly granted under Article 2;

(d) an obligation by any Party to bring or prosecute actions or suits against any Third Party for infringement of any of the Licensed Patents; or

(e) a representation or acknowledgement by BMS that any claim of any patent or patent application within the Licensed Patents is or has been infringed by any product or activity.

5.4 Further Disclaimer. NO WARRANTY IS GIVEN WITH RESPECT TO THE LICENSED PATENTS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND THE PARTIES SPECIFICALLY DISCLAIM ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF THE LICENSED PATENTS, OR NON-INFRINGEMENT OF THE PATENT OR OTHER RIGHTS OF ANY THIRD PARTY.

5.5 IN NO EVENT SHALL ANY PARTY, INCLUDING THEIR REGENTS, FELLOWS, OFFICERS, EMPLOYEES AND AGENTS, BE RESPONSIBLE OR LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS, LOSS OF OPPORTUNITY, OR OTHER ECONOMIC LOSS OR DAMAGE WITH RESPECT TO ANY CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT, REGARDLESS OF LEGAL OR EQUITABLE THEORY, PROVIDED, HOWEVER, THAT (i) NOTHING IN THIS SECTION 5.5 SHALL IN ANY WAY MODIFY OR OTHERWISE AFFECT BMS’S OBLIGATION TO PAY ROYALTIES IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT, NOR LIMIT LICENSORS’ RIGHT TO SEEK AND RECOVER FULL DAMAGES FOR ANY UNPAID ROYALTIES FROM BMS, ITS AFFILIATES OR SUBLICENSEES AND (ii) THERE SHALL BE NO LIMITATION ON AVAILABLE REMEDIES AND THIS SECTION 5.5 SHALL NOT APPLY WITH RESPECT TO ANY CAUSE OF ACTION BASED ON THE WILLFUL, INTENTIONAL, RECKLESS AND/OR GROSSLY NEGLIGENT BREACH OF ANY OBLIGATION, REPRESENTATION, WARRANTY AND/OR COVENANT UNDER THIS AGREEMENT BY A PARTY.

ARTICLE 6

INDEMNIFICATION

6.1 BMS Indemnification. Subject to Section 6.2, BMS shall indemnify, defend and hold Repligen, and their respective directors, trustees, officers, employees and agents (collectively, the “Indemnitee”) harmless from and against any and all liabilities, claims, demands, expenses (including, without limitation, attorneys and professional fees and other costs of litigation), losses or causes of action (each, a “Liability”) arising out of or relating in any way to (i) the possession, manufacture, use, sale or other disposition of Product or Licensed CTLA4 Product by BMS, its Affiliates and Sublicensees hereunder, whether based on breach of warranty, negligence, product liability or otherwise, (ii) subject to Section 8.3, the exercise of any right granted to BMS pursuant to this Agreement, or (iii) any breach of this Agreement by BMS, its Affiliates and Sublicensees except to the extent, in each case, that such Liability is caused by (x) the negligence or willful misconduct of a Licensor and/or the Indemnitee (or its directors, officers, employees and agents) seeking protection under this provision or (y) a Licensor’s material breach of this Agreement or any representation or warranty under this Agreement.

6.2 Indemnification Procedure. A claim to which indemnification applies under Section 6.1 or 6.2 shall be referred to herein as an “Indemnification Claim”. If an Indemnitee intends to claim indemnification under this Article 6, the Indemnitee or the appropriate Licensor shall notify BMS in writing promptly upon becoming aware of any claim that may be an Indemnification Claim. BMS shall have the right to assume and control the defense of the Indemnification Claim at its own expense with counsel selected by BMS, provided, however, that an Indemnitee or the appropriate Licensor shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if Indemnitee determines that representation of such Indemnitee by the counsel retained by BMS would be inappropriate due to actual or potential differing interests between such Indemnitee and any party represented by such counsel in such proceedings. BMS shall have the right to settle or compromise any claims for which it is providing indemnification under this Article 6, provided that the consent of the Indemnitee (which shall not be unreasonably withheld, delayed or conditioned) shall be required in the event any such settlement or compromise would adversely affect the interests of the Indemnitee. The indemnification obligations of BMS under this Article 6 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of BMS. The failure to deliver notice to BMS within a reasonable time after the commencement of any action subject to this Article 6, if materially prejudicial to BMS’s ability to defend such action, shall relieve BMS of any obligation to the Indemnitee under this Article 6 with respect to Liability relating to or arising from such action. The Indemnitee and its employees and agents, shall reasonably cooperate with BMS and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

6.3 UM Indemnification. UM shall indemnify, defend and hold BMS and its directors, officers and employees harmless from and against any and all liabilities, claims, demands, expenses (including, without limitation, reasonable attorneys fees and other costs of litigation), losses or causes of action (“UM Liabilities”) arising out of or relating in any way to UM’s entering into this Agreement and the terms hereof, and specifically including without limitation any claim, demand or assertion of rights against BMS or those in privity with it by any party with whom UM has an agreement (including HHMI) relating to any patent rights licensed to BMS under this Agreement. UM shall have the right to assume and control the defense and settlement of any such UM Liabilities, and BMS shall reasonably cooperate in those activities. For clarity, this indemnity shall apply even if UM were to default in making any required payments to a Third Party (including HHMI). UM’s obligation under this Section 6.3 shall terminate if this Agreement is terminated under Section 7.3. This Section 6.3 shall not be subject to Section 5.5.

ARTICLE 7

TERM AND TERMINATION

7.1 Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated in accordance with this Article 7, shall continue thereafter in accordance with its terms and conditions.

7.2 Termination By BMS. Subject to Section 7.4, BMS shall have the right to terminate this Agreement upon delivery of written notice to Licensors in the event of any material breach by Repligen and/or UM of any terms and conditions of this Agreement, provided that such breach has not been cured within ninety (90) business days after written notice thereof is given by BMS to Licensors specifying the nature of the alleged breach.

7.3 Termination By Repligen. Subject to Section 7.4, Repligen shall have the right to terminate this Agreement upon delivery of written notice to BMS in the event of any material breach by

BMS of any terms and conditions of this Agreement, provided that such breach has not been cured within ninety (90) business days after written notice thereof is given by Repligen to BMS specifying the nature of the alleged breach.

7.4 Disputed Breach. If a Party disputes in good faith the existence or materiality of a breach specified in a notice provided under Section 7.2 or 7.3, the Party providing such notice shall not have the right to terminate this Agreement unless and until such dispute has been resolved (including as necessary through litigation). It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in full force and effect.

7.5 Effect of Termination. Termination or expiration of this Agreement shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity, with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. Termination of this Agreement in whole or in part for any reason shall not relieve BMS of its obligations to pay all royalties that shall have accrued hereunder prior to the effective date of termination. Subject to and without limiting BMS’s rights under the first sentence of this Section 7.5, termination of this Agreement shall result in the termination of the licenses and covenants granted to BMS and its Sublicensees under Article 2, except as provided in Section 7.6. The provisions of Section 4.4, Article 5, Article 6, and Sections 7.5, 7.6, 9.4, 9.8 and 9.13 shall survive termination of the Agreement for any reason.

7.6 Direct License to Sublicensee on Termination. A sublicense granted by BMS to a Sublicensee under this Agreement shall survive termination of this Agreement and shall be deemed to be a direct license from each Licensor to such Sublicensee beginning on the date of termination, provided that (i) such Sublicensee is then in full compliance with all terms of this Agreement and the respective sublicense, (ii) BMS is then in full compliance with all terms of this Agreement, including but not limited to Section 2.2, with respect to such sublicense, (iii) such Sublicensee agrees in writing to assume all of the obligations of BMS under this Agreement and can reasonably show the capacity to comply with such obligations to the same extent as BMS, (iv) the obligations of Licensor under such direct license shall not be greater than the obligations of Licensor under this Agreement, (v) the scope of such direct license shall not be broader than the rights sublicensed by BMS to such Sublicensee and (vi) no Licensor shall accept any liability with respect to such sublicense incurred prior such date of termination.

ARTICLE 8

PATENT PROSECUTION AND ENFORCEMENT

8.1 Prosecution and Maintenance of the Thompson Patents Rights. Subject to Section 8.2 and without limiting any rights of BMS that may exist separately from this Agreement, the Licensors retain control of Prosecution and Maintenance of Licensed Patents, and agree to maintain any issued patent within the Thompson Patent Rights at the expense of the Licensors by timely paying any applicable government imposed maintenance fees. Any costs associated with Prosecution and Maintenance of applications within the Licensed Patents shall be borne by the Licensors, except as provided in Section 8.2. Notwithstanding the foregoing, the Parties agree that Licensors will abandon the following applications:

U.S. Serial No. 12/044,679; JP 2006-284411; CA 2,133,075; and EP 4015607.7 (published as EP1488805A).

8.2 Transfer of Prosecution and Maintenance of Licensed Patents. If a Licensor elects not to continue Prosecution and Maintenance of any patents or patent applications within Thompson Patent Rights (other than U.S. Serial No. 12/044,679; JP 2006-284411; CA 2,133,075; and EP 4015607.7 (published as EP1488805A)) for which Prosecution and Maintenance is controlled by it (the “Transferring Party”), that Party shall notify BMS in writing of such election at least thirty (30) days prior to the last available date for action to preserve such patents or patent applications. At BMS’s option, BMS can elect to continue Prosecution and Maintenance of such patents or patent applications at its sole expense. In such case, the Transferring Party will provide BMS with all reasonable assistance and cooperation, and execute such documents, as are necessary to continue or permit continuing Prosecution and Maintenance of such patents or patent applications by BMS, including, but not limited to, make its employees and agents reasonably available to BMS (or to BMS’s authorized attorneys, agents or representatives) to the extent reasonably necessary to enable BMS to continue Prosecution and Maintenance of such patents or patent applications.

8.3 Liability. Upon assuming Prosecution and Maintenance of a patent or patent application under Section 8.2, BMS will have no liability with regard to Prosecution and Maintenance assumed by it, and will be free, at its sole option, to discontinue Prosecution and Maintenance of such patent or patent application at any time without further notification to or approval by the Transferring Party or other Party under this Agreement.

8.4 Status Reports. At BMS’s reasonable request, each Licensor agrees to provide, for any or all Licensed Patents for which Prosecution and Maintenance is being conducted by or on behalf of such Licensor: (1) a status report (including, but not limited to, the country, application or patent number, and status (such as pending, granted, or expired)) for such Licensed Patents, and (2) copies of all material correspondence after the Effective Date of this Agreement with the U.S. Patent and Trademark Office (“USPTO”) or its foreign counterparts for such Licensed Patents, to the extent that such correspondence is not otherwise publicly available and to the extent that BMS does not already possess such copies. Licensors agree to negotiate with BMS in good faith to provide that any material correspondence with the USPTO or its foreign counterparts for such Licensed Patents shall not be subject to any further obligations of Paragraph 24 of the Parties’ “Protective Order” filed March 8, 2007.

8.5 Enforcement of the Licensed Patents. BMS shall have the first opportunity in its sole discretion, but not the obligation, to enforce the Thompson Patent Rights at its expense. Licensors agree to reasonably assist BMS, upon BMS’s request and at BMS’s expense, in taking action to enforce the Thompson Patent Rights. Licensors will join any such action as parties if requested by BMS, at BMS’s expense if they are represented by BMS’s counsel, otherwise at their own expense. All monies recovered upon the final judgment or settlement of any such action, to the extent based on the enforcement of the Thompson Patent Rights, shall be used first, to reimburse the costs and expenses (including reasonable attorneys’ fees and costs) of the Parties with respect to such action, with the remainder to be divided as follows: (i) as to ordinary damages based on lost sales or profits, BMS shall retain such funds and such funds based on lost sales or profits during the Royalty Term will be treated as Net Sales and royalties will be payable by BMS to Repligen with respect to such Net Sales in accordance with this Agreement and (ii) as to special or punitive damages, BMS shall retain such damages. In no event shall BMS have any obligation to join any action brought to enforce the Thompson Patent Rights.

ARTICLE 9

MISCELLANEOUS PROVISIONS

9.1 Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed to constitute or give rise to a partnership, agency, distributorship, employer-employee, joint venture, or fiduciary relationship between the Parties. No Party shall incur any debts or make any commitments for the other.

9.2 Assignment. This Agreement may not be assigned or otherwise transferred by a Party without the consent of the other Parties which consent shall not be unreasonably withheld; provided however, that BMS, UM or Repligen may, without such consent, assign this Agreement together with all of its rights and obligations hereunder to its Affiliates, or to a successor in interest in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger or consolidation or change in control or similar transaction, subject in each such case to the assignee agreeing to be bound by the terms of this Agreement, including without limitation the obligations and covenants under Section 2.3 and 2.4. Any permitted assignee of any of the Licensed Patents shall agree to be bound by all applicable terms of this Agreement, including without limitation the obligations and covenants under Section 2.3 and 2.4. Any permitted assignee or successor shall assume and be bound by all obligations of its assignor or predecessor under this Agreement. Any purported assignment in violation of the preceding sentences in this Section 9.2 shall be void.

9.3 Further Acts and Instruments. Upon request by a Party, the other Party(ies) agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Agreement.

9.4 Use of Names and Trademarks. Except as otherwise provided herein, no right, expressed or implied, is granted by this Agreement to use in any commercial manner the name of a Party, Navy, HHMI, Craig B. Thompson, or Carl H. June or any other trade name or trademark of such entities or individuals in connection with the performance of this Agreement. Subject to any other limitations of this Agreement, this Section 9.4 shall not prohibit a Party from disclosing the name of a Party solely in the public reporting of this Agreement.

9.5 Entire Agreement. This Agreement, together with its Exhibits, constitutes and contains the entire understanding and agreement of the Parties with respect to the subject matter hereof, and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether verbal or written, between the Parties respecting the subject matter hereof, including but not limited to the term sheet executed by the Parties on March 4, 2008. No waiver, modification, or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized representative of each of the Parties.

9.6 Severability. In the event any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement or either of the Parties to be invalid, illegal or unenforceable, such provision or provisions shall be validly reformed to as nearly as possible approximate the intent of the Parties and, if unreformable, shall be divisible and deleted in such jurisdiction; elsewhere, this Agreement shall not be affected so long as the Parties are still able to realize the principal benefits bargained for in this Agreement.

9.7 Waiver. The waiver by a Party of any breach of or default under any of the provisions of this Agreement or the failure of a Party to enforce any of the provisions of this Agreement or to exercise any right hereunder shall not constitute or be construed as a waiver of any other breach or default or as a waiver of any such rights or provisions hereunder.

9.8 Governing Law. This Agreement shall be governed by, enforced, and shall be construed in accordance with the laws of the State of Delaware without regard to its conflicts of law provisions. For the purposes of any suit, action or other proceeding arising out of, or under or in connection with this Agreement, the Parties are free to agree or not agree to the form of such proceeding, whether litigation or arbitration, provided that, in the event that any suit, action or other proceeding is to be submitted to a court (whether as agreed upon by all Parties or, in the absence of an agreement, through any one of them), the Parties hereby will irrevocably submit to the jurisdiction of (i) the United States District Court for the Eastern District of Texas or the United States District Court for the District of Delaware (each a “District Court”), and otherwise to the exclusive jurisdiction of (ii) the Supreme Court or Chancery Court of the State of Delaware (each a “State Court”) . Each Party agrees to commence any such action, suit or proceeding in such District Court or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in a State Court. Each Party further agrees that service of any process, summons, notice or document by certified mail, return receipt requested, to such Party’s respective address set forth below in Section 9.9 shall be effective service of process for any action, suit or other proceeding with respect to any matters to which it has submitted to jurisdiction in this Section. Each Party irrevocably and unconditionally waives any defense or objection to the laying of venue of any action, suit or other proceeding arising out of this Agreement in (i) a State Court, or (ii) the District Court, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim any defense or objection in any such court that any such action, suit or other proceeding brought in any such court has been brought in an inconvenient forum.

9.9 Notices. Any notice, request, consent, or other document required or permitted to be given under this Agreement or otherwise relating to this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by facsimile (with a confirming copy sent by overnight courier), or sent by overnight courier or registered mail to the Party to whom it is directed at its address shown below or such other address as such Party shall have last given by notice to the other Party. Any such notice, requests, delivery, approval or consent shall be deemed received on the date of hand delivery or transmission by facsimile (provided that such date is a business day, otherwise it shall be deemed received on the next business day), one (1) business day after dispatch by overnight courier, or five (5) business days after dispatch of the registered mail. The Parties may agree by written or electronic acknowledgment on a case-by-case basis to accept such notice, request, consent, or other document by other means, such as electronic transmission.

If to BMS, addressed to:

Bristol-Myers Squibb Company

P.O. Box 4000

Route 206 & Province Line Road

Princeton, NJ 08543-4000

Attention: Senior Vice President, Corporate and Business Development

With a copy to:

Bristol-Myers Squibb Company

P.O. Box 4000

Route 206 & Province Line Road

Princeton, NJ 08543-4000

Attention: Vice President & Senior Counsel, Business Development

If to Repligen, addressed to:

Repligen Corporation

41 Seyon Street

Building #1, Suite 100

Waltham, MA 02453

Attention: President and Chief Executive Officer

If to UM, addressed to:

University of Michigan

Office of Technology Transfer

1214 S. University Ave., 2nd Floor

Ann Arbor, MI 48104-2592

9.10 Press Release. Upon execution of this Agreement, Repligen shall issue a press release announcing this Agreement in the mutually agreed upon form attached hereto as Exhibit B.

9.11 Bankruptcy. The Parties agree that in the event a Party becomes a debtor under Title 11 of the U.S. Code (“Title 11”), this Agreement shall be deemed to be, for purposes of Section 365(n) of Title 11, a license to rights to “intellectual property” as defined therein. Each Party as a licensee hereunder shall have the rights and elections as specified in Title 11. Any agreements supplemental hereto shall be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of Title 11.

9.12 Dispute Resolution. The Parties shall seek to settle amicably any and all disputes or claims arising out of or in connection with this Agreement. Any such dispute or claim between the Parties shall be presented to senior representatives of each Party (to be designated by each Party) (such representatives of each Party being the “Senior Representatives”) for resolution. Such Senior Representatives, or their respective designees, will meet in-person or by teleconference as soon as reasonably possible thereafter, and use their good faith efforts to mutually agree upon the resolution of the dispute or claim. If such dispute or claim cannot be resolved within sixty (60) days of presentation to the Senior Representatives, or their respective designees, for resolution, unless the Parties otherwise agree in writing, any Party may pursue the resolution of such dispute or claim through litigation in accordance with Section 9.8.

9.13 Interpretation.

(a) Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties hereto and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against any Party hereto as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

(b) The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “any” shall mean “any and all” unless otherwise clearly indicated by context.

(c) Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any laws herein shall be construed as referring to such laws as from time to time enacted, repealed or amended, (iii) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (v) all references herein to Articles or Sections, unless otherwise specifically provided, shall be construed to refer to Articles and Sections of this Agreement.

(d) Headings and captions are for convenience only and are not be used in the interpretation of this Agreement.

9.14 Counterparts. This Agreement may be executed simultaneously in three or more counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument, and may be executed and delivered through the use of facsimiles or email of pdf copies of the executed Agreement.

* * *

[signature page follows]

IN WITNESS WHEREOF, Licensors and BMS have caused this Agreement to be executed by their duly authorized representatives.

REPLIGEN CORPORATION
By:
Title:
Date:
THE REGENTS OF THE UNIVERSITY OF MICHIGAN
By:
Title:
Date:
BRISTOL-MYERS SQUIBB COMPANY
By:
Title:
Date:

EXHIBIT A

IN THE UNITED STATES DISTRICT COURT

FOR THE EASTERN DISTRICT OF TEXAS

MARSHALL DIVISION

REPLIGEN CORPORATION and THE REGENTS OF THE UNIVERSITY OF MICHIGAN, Plaintiffs, v. BRISTOL-MYERS SQUIBB COMPANY, Defendant.	Case No. 2:06-cv-4-TJW

STIPULATION OF DISMISSAL

WHEREAS Plaintiffs Repligen Corporation and The Regents of the University of Michigan (collectively “Plaintiffs”) and Defendant Bristol-Myers Squibb Company (“Bristol”), as indicated by the signature of counsel appearing below, have agreed to the dismissal of this action, pursuant to Federal Rule of Civil Procedure 41 and subject to the terms of this Order and a settlement agreement, dated April __, 2008,

NOW, THEREFORE, it is ordered as follows:

1.	The claims by Plaintiffs against Bristol are hereby dismissed with prejudice.

2.	The claims by Bristol against Plaintiffs are hereby dismissed with prejudice.

3.	Each party shall bear its own costs and attorneys fees attributable to the prosecution and defense of the claims.

STIPULATED AND AGREED

BY:		BY:

Samuel F. Baxter (Bar No. 01938000)

McKOOL SMITH P.C.

505 East Travis Street, Suite 105

Marshall, Texas 75670

(903) 927-2111

(903) 927-2622 (facsimile)

OF COUNSEL:

John Garvish (Bar No. 24043681)

McKOOL SMITH P.C.

300 W. 6th Street, Suite 1700

Austin TX 78701

(512) 692.8731

(512) 692.8744

Ahmed J. Davis

FISH & RICHARDSON P.C.

1425 K Street, N.W., 11th Floor

Washington, DC 20005

(202) 783-5070

(202) 783-2331 (facsimile)

Juanita Brooks

FISH & RICHARDSON P.C.

12390 El Camino Real

San Diego, CA 92130

(858) 678-5070

(858) 678-5099 (facsimile)

Robert E. Hillman

Ramon Tabtiang

Stephen A. Marshall

Robert L. Baechtold

Lead Attorney for Defendant

Bristol-Myers Squibb Company

FITZPATRICK CELLA HARPER & SCINTO

30 Rockefeller Plaza

New York, N.Y. 10112

Telephone: (212) 218-2100

Facsimile: (212) 218-2200

rbaechtold@fchs.com

OF COUNSEL:

Scott K. Reed

sreed@fchs.com

Colleen Tracy

ctracy@fchs.com

Christopher P. Borello

cborello@fchs.com

FITZPATRICK CELLA HARPER & SCINTO

30 Rockefeller Plaza

New York, N.Y. 10112

Telephone: (212) 218-2100

Facsimile: (212) 218-2200

J. Wesley Hill

Texas Bar No. 24032294

IRELAND CARROLL & KELLEY, P.C.

6101 South Broadway

Tyler, Texas 75703

Telephone: (903) 561-1600

Facsimile: (903) 581-1071

wesleyhill@icklaw.com

	FISH & RICHARDSON P.C.	Attorneys For Defendant, BRISTOL-MYERS SQUIBB
	225 Franklin Street	COMPANY
Boston, MA 02110
(617) 542-5070
(617) 542-8906 (facsimile)
Attorneys For Plaintiffs REPLIGEN CORPORATION and REGENTS OF THE UNIVERSITY OF MICHIGAN
SO ORDERED this day of , 2008.

Honorable T. John Ward

EXHIBIT B

Press Release

Repligen Corporation
41 Seyon Street
RepliGen	Building #1, Suite 100
Waltham, Massachusetts 02453
Telephone: 781-250-0111
FOR IMMEDIATE RELEASE	Telefax: 781-250-0115

CONTACT:

Walter C. Herlihy, Ph.D. President and Chief Executive Officer (781) 419-1900	Laura Whitehouse Vice President, Market Development (781) 419-1812

Repligen Announces Settlement with Bristol-Myers Squibb in Orencia®

Lawsuit

WALTHAM, MA – April      , 2008 – Repligen Corporation (NASDAQ: RGEN) announced today that it has reached a settlement with Bristol-Myers Squibb Company (NYSE: BMY) in its lawsuit alleging infringement of U.S. Patent No. 6,685,941 (“the ‘941 patent”), based on Bristol-Myers Squibb’s sale of Orencia® for the treatment of rheumatoid arthritis. The settlement provides for Bristol-Myers Squibb to make an initial payment of $5,000,000 and to pay royalties on the U.S. net sales of Orencia® for any clinical indication at a rate of 1.8% for the first $500,000,000 of annual sales, 2.0% for the next $500,000,000 of annual sales and 4% of U.S. annual sales in excess of $1 billion for each year from January 1, 2008 until December 31, 2013. The settlement also provides for the grant by Repligen and co-plaintiff the University of Michigan to Bristol-Myers Squibb of an exclusive worldwide license under certain patent rights of Repligen and the University of Michigan. The settlement serves as the basis for Repligen and co-plaintiff the University of Michigan to dismiss the lawsuit against Bristol-Myers Squibb.

“We are very pleased by the settlement of this case which will provide us a substantial new source of revenue,” stated Walter C. Herlihy, President and Chief Executive Officer of Repligen Corporation. “Based on analysts’ estimates of U.S. sales of Orencia®, we expect total cash receipts from our Protein A business, Orencia® royalties, research and development and other income of greater than $30 million for fiscal year 2009, beginning April 1, 2008.”

In January 2006, Repligen and the University of Michigan filed a complaint in the United States District Court for the Eastern District of Texas against Bristol-Myers Squibb alleging infringement of the ‘941 patent based on its sale of Orencia®. The claims of the ‘941 patent relate to the use of CTLA4-Ig (Orencia®) for the treatment of specific auto-immune diseases, including rheumatoid arthritis. The ‘941 patent is owned by the University of Michigan and the United States Department of the Navy and is exclusively licensed to Repligen.

About Repligen Corporation

Repligen Corporation is a biopharmaceutical company focused on the development of novel therapeutics for diseases that affect the central nervous system. In addition, we are the world’s leading supplier of recombinant Protein A, the sales of which partially fund the advancement of our development pipeline while supporting our financial stability. Repligen’s corporate headquarters are located at 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. Additional information may be requested from www.repligen.com.

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding current or future financial performance and position, management’s strategy, plans and objectives for future operations, plans and objectives for product development, plans and objectives for present and future clinical trials and results of such trials, plans and objectives for regulatory approval, litigation, intellectual property, product development, manufacturing plans and performance such as the anticipated growth in the monoclonal antibody market and our other target markets and projected growth in product sales, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the success of current and future collaborative relationships, the market acceptance of our products, our ability to compete with larger, better financed pharmaceutical and biotechnology companies, new approaches to the treatment of our targeted diseases, our expectation of incurring continued losses, our uncertainty of product revenues and profits, our ability to generate future revenues, our ability to raise additional capital to continue our drug development programs, the success of our clinical trials, our ability to develop and commercialize products, our ability to obtain required regulatory approvals, our compliance with all Food and Drug Administration regulations, our ability to obtain, maintain and protect intellectual property rights for our products, the risk of litigation regarding our intellectual property rights, our limited sales and manufacturing capabilities, our dependence on third-party manufacturers and value added resellers, our ability to hire and retain skilled personnel, our volatile stock price, and other risks detailed in Repligen’s filings with the Securities and Exchange Commission. Repligen assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.